SACO I Trust Series 2005-WM3
Aggregate Statement of Principal and Interest Distributions to Certificateholders for 2005

Class	Principal	Interest	Ending Principal Balance
A-1	2,038,808.93	355,483.03	46,961,191.07
A-2	11,107,347.82	1,120,453.59	149,844,652.18
A-3	0	792,511.71	105,998,000.00
B-1	0	101,454.28	11,302,000.00
B-2	0	82,567.40	8,790,000.00
B-3	0	80,912.10	7,785,000.00
M-1	0	398,185.04	50,984,000.00
M-2	0	112,523.76	14,316,000.00
M-3	0	89,063.00	11,050,000.00
M-4	0	92,035.95	11,302,000.00
M-5	0	78,515.31	9,544,000.00